UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2004

UTSTARCOM, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-29661	52-1782500
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1275 Harbor Bay Parkway Alameda, California 94502
(Address of principal executive offices) (Zip code)

(510) 864-8800
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 29, 2004, UTStarcom CDMA Technologies Korea Limited, a limited liability company organized under the laws of Korea and wholly owned subsidiary of UTStarcom, Inc. (“Purchaser”), entered into an Asset Purchase Agreement with Giga Telecom, Inc. (“Seller”), a Korean corporation that develops and manufactures wireless handsets (the “Transaction”).  Pursuant to the Asset Purchase Agreement and related ancillary agreements, Purchaser will pay $18.6 million for certain assets relating to the research and development of CDMA wireless products, of which $13 million will be paid in cash at closing, $1.6 million that has been paid by Purchaser to Seller pursuant to a separate arrangement in respect of certain services rendered by Seller relating to the design of wireless handsets for Purchaser will be applied against the purchase price and $4 million will be paid in three separate installments tied to certain product design and production milestones.  The closing of the Transaction is subject to consent to the Transaction by creditors holding not less than 80% of Seller’s aggregate debt (including all debt held by certain financial institutions) and other customary closing conditions, including approvals and/or clearances from applicable governmental agencies (including with respect to transferring outside the country assets acquired in the Transaction) and certain other material consents and approvals of the Transaction.  The Transaction is scheduled to close in January of 2005.

Item 8.01 Other Events.

On November 1, 2004, UTStarcom, Inc. issued a press release entitled “UTStarcom Completes Acquisition of Selected Assets of Audiovox Communications Corporation.”  A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1 Press release entitled “UTStarcom Completes Acquisition of Selected Assets of Audiovox Communications Corporation,” dated November 1, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTSTARCOM, INC.

Date: November 2, 2004	By:	/s/ Michael J. Sophie
	Name:	Michael J. Sophie
	Title:	Senior Vice President of Finance and Chief Financial Officer